UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2006

AGILENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

395 Page Mill Road, Palo Alto, California 94306

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 752-5000

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02  NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On January 13, 2006, Agilent Technologies, Inc. (the “Company”) determined that it would restate its consolidated financial statements for the fiscal year ended October 31, 2004 and interim financial data for the quarter ended October 31, 2004 (the “Restatement”) included in its 2004 Annual Report on Form 10-K due to an accounting error.  The decision to restate the consolidated financial statements for the fiscal year ended October 31, 2004 was made by the Audit & Finance Committee (the “Audit Committee”) of the Company’s Board of Directors.  The Audit Committee, following consultation with management, concluded that the Company’s consolidated financial statements for the fiscal year ended October 31, 2004 should no longer be relied upon due to this error.

The Restatement reflects the Company’s identification of an error related to the accounting for income taxes.  The Company miscalculated and understated its estimate of U.S. jurisdictional loss during the preparation of its consolidated financial statements for the fiscal year ended October 31, 2004.  By correcting the error and revising the estimate of U.S. loss, this resulted in the recognition of additional tax benefit associated with the loss and a corresponding additional income tax expense associated with Accumulated Other Comprehensive Income pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. This error was identified through the operation of the Company’s internal control over financial reporting during the 2005 fiscal year. The Restatement decreases the Company’s provision for income taxes for fiscal 2004 and the quarter ended October 31, 2004 by $20 million and increases net income by $20 million, or $0.04 per diluted share, for the same periods.  The Restatement has been included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005 (the “Annual Report”) which was filed on January 17, 2006.  The Restatement had no effect on the Company’s segments’ results of operations discussed in the Annual Report.

The Company’s management and the Audit Committee have discussed the matters disclosed in this current report on Form 8-K with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

By:	/s/ Marie Oh Huber
Name:	Marie Oh Huber
Title:	Vice President, Assistant Secretary and
Assistant General Counsel

Date:  January 17, 2006